Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Texas Instruments Incorporated

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)
Equity	Common stock, $1.00 par value per share	Rule 457(c) and Rule 457(h)	33,000,000 (2)	$161.77	$5,338,410,000	0.00014760	$787,949.32
Total Offering Amounts							$787,949.32
Total Fee Offsets(5)							-
Net Fee Due							$787,949.32

1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Texas Instruments Incorporated (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

2)	Represents 33,000,000 shares of the Registrant’s common stock reserved for issuance under the Texas Instruments 2024 Long-Term Incentive Plan (the “LTIP”).

3)	Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the shares to be reserved under the LTIP, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market (“Nasdaq”) on April 19, 2024, which date is within five business days prior to filing this Registration Statement.

4)	Rounded to the nearest cent.

5)	The Registrant does not have any fee offsets.